Exhibit 99
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

FOR RELEASE:	CONTACT:
07/22/08, 5:30 AM ET	Investor: Dave Prichard, (708) 551-2592
Media: Mark Lindley, (708) 551-2602
Corn Products International Reports 36 Percent Increase
in 2008 Second Quarter Diluted EPS to $0.90,
Raises 2008 Full-Year EPS Outlook to $3.15-$3.35 from $2.90-$3.15
     WESTCHESTER, Ill., July 22, 2008 – Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported record quarterly diluted earnings per share of $0.90 for the second quarter ended June 30, 2008, a 36 percent increase compared with diluted earnings per share of $0.66 a year ago. Included in this quarter’s results was a 4-cent negative impact from costs related to the pending merger with Bunge Limited (NYSE: BG). Net income of $68 million in the second quarter of 2008 improved 35 percent versus $51 million in the prior year.
     For the 10th consecutive quarter, net sales reached a record level. Net sales of $1.03 billion in the second quarter of 2008 increased 20 percent versus $857 million in the prior-year period. The higher net sales were primarily the result of improved price/product mix, and, to a lesser degree, favorable foreign currency translations, partially offset by reduced volumes in all three geographic regions.
     Gross profit of $187 million in the second quarter of 2008 increased 20 percent compared with $156 million a year ago. The increase was the result of significantly higher North and South American results due predominantly to strong pricing actions. The gross margin of 18.1 percent was unchanged versus last year.
     Operating expenses as a percentage of net sales in the second quarter of 2008 declined to 7.1 percent compared with 7.6 percent a year ago. Merger-related expenses of approximately $4 million were included in this year’s operating expenses.
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CORN PRODUCTS INTERNATIONAL – PAGE TWO
     Operating income of $116 million in the second quarter of 2008 grew 28 percent versus $91 million in 2007. The operating margin improved to 11.3 percent from 10.6 percent last year.
     A 47 percent reduction in net financing costs in the second quarter of 2008 to $6.9 million was primarily attributable to lower net interest expense and foreign currency translation gains. The 2008 second quarter effective tax rate of 34.9 percent compared with 32.8 percent in 2007.
Regional Business Segment Performance

Regional results for the quarter ended June 30, 2008 were as follows:

North America
Net sales of $609 million increased 14 percent from $534 million in 2007 predominantly due to favorable price/product mix, as well as slightly positive foreign currency translation. Volumes were unfavorable across the region primarily as a result of economic softness and weather conditions. Sequentially, unit volume improved from the first quarter of 2008. Operating income of $86 million grew 25 percent versus $68 million last year. All three country businesses contributed to the increased profitability.
South America
Net sales of $298 million rose 36 percent compared with $219 million a year ago as a result of positive price/product mix and foreign currency translations. Volumes were lower primarily from reduced takeaway in the Brazilian brewing segment and the impact of the farmers’ strike in Argentina. Operating income of $37 million grew 41 percent from $26 million in the prior year due to a significant improvement in Brazil, as well as increases in the Southern Cone and Andean region.
Asia/Africa
Net sales of $122 million increased 16 percent versus $105 million last year due to significantly improved price/product mix, partially offset by unfavorable volumes and foreign currency translation. Operating income of $13 million increased 9 percent from $12 million in 2007. Growth in Pakistan, Thailand and China more than offset lower operating income in South Korea. Excluding South Korea, the division’s operating income rose 88 percent.
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CORN PRODUCTS INTERNATIONAL – PAGE THREE
2008 First Half Results
     For the first six months of 2008, the Company reported net income of $133 million, or $1.75 per diluted share, compared with net income of $101 million, or $1.32 per diluted share, last year. Gross profit and operating income increased 19 percent and 25 percent, respectively, versus the prior-year period.
     Net sales of $1.96 billion grew 21 percent versus $1.62 billion in the prior year. Favorable price/product mix and, to a lesser degree, positive foreign currency translations drove the increase, which was partially offset by reduced volumes.
     The effective tax rate for the first half of 2008 was 34.2 percent versus 33.4 percent in 2007.
Balance Sheet and Cash Flow
     The Company’s balance sheet remained strong as of June 30, 2008. Net debt (total debt less cash) was $344 million versus $474 million at December 31, 2007 and $497 million at June 30, 2007. Total debt to capitalization of 22.7 percent at June 30, 2008 compared with 26.6 percent at year-end 2007.
     Cash provided by operations of $233 million for the first half of 2008 compared favorably to $67 million in the prior year. The improvement reflected a positive swing in working capital of $138 million principally attributable to cash received from margin accounts relating to corn futures contracts and improved collections of accounts receivable, which more than offset an increase in inventories primarily due to higher raw material costs. An increase in net income of $32 million also contributed to the improvement.
2008 Outlook
     Corn Products International has raised its diluted EPS expectations for full-year 2008 to $3.15 to $3.35, or a 22 to 29 percent increase versus a record $2.59 in 2007, which included a 5-cent gain from the Company’s holdings in CME Group Inc. Previous full-year 2008 EPS guidance was $2.90 to $3.15. Net sales in 2008 should reach $4 billion.
     “We expect a solid second half,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “Given our full-year EPS guidance, the second half of 2008 should be in the range of $1.40 to $1.60 versus $1.27 a year ago, which would be an increase of 10 to 26 percent. As noted previously, our first half results should be stronger than our second half performance as we anticipate higher raw material costs.”
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CORN PRODUCTS INTERNATIONAL – PAGE FOUR
Conference Call and Webcast
     Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International Web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
     Individuals without Internet access may listen to the live conference call by dialing 719.325.4837. A replay of the audio call will be available through Tuesday, August 5 by calling 719.457.0820 and using passcode 3415218.
About the Company
     Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is a leading worldwide producer of dextrose and a major regional supplier of starch, high fructose corn syrup and glucose. In 2007, Corn Products International reported record net sales and diluted earnings per share of $3.4 billion and $2.59, respectively, with operations in 15 countries at 34 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
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CORN PRODUCTS INTERNATIONAL – PAGE FIVE
Forward-Looking Statement
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism; and stock market fluctuation and volatility. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent reports on Forms
10-Q or 8-K. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.
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Corn Products International, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Change	Six Months Ended		Change
	June 30,		%	June 30,		%
(In millions, except per share amounts)	2008	2007		2008	2007
Net sales before shipping and handling costs	$1,093.6	$917.0	19%	$2,084.6	$1,733.6	20%
Less: shipping and handling costs	65.1	60.0	9%	125.2	114.8	9%

Net sales	$1,028.5	$857.0	20%	$1,959.4	$1,618.8	21%
Cost of sales	841.9	701.5	20%	1,599.5	1,317.2	21%

Gross profit	$186.6	$155.5	20%	$359.9	$301.6	19%

Operating expenses	73.4	64.9	13%	140.9	122.5	15%
Other income (expense), net	2.6	0.0		3.6	(0.8)

Operating income	$115.8	$90.6	28%	$222.6	$178.3	25%
Financing costs, net	6.9	12.9	-47%	14.3	22.7	-37%

Income before income taxes	$108.9	$77.7	40%	$208.3	$155.6	34%
Provision for income taxes	38.0	25.5		71.3	52.0

	$70.9	$52.2	36%	$137.0	$103.6	32%
Minority interest in earnings	2.5	1.6	56%	4.3	3.0	43%

Net income	$68.4	$50.6	35%	$132.7	$100.6	32%

Weighted average common shares outstanding:
Basic	74.4	74.8		74.2	74.6
Diluted	76.2	76.6		75.9	76.4
Earnings per common share:
Basic	$0.92	$0.68	35%	$1.79	$1.35	33%
Diluted	$0.90	$0.66	36%	$1.75	$1.32	33%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
(In millions, except share and per share amounts)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$292	$175
Accounts receivable — net	654	460
Inventories	526	427
Prepaid expenses	17	14
Deferred income taxes	14	13

Total current assets	$1,503	$1,089

Property, plant and equipment — net	1,566	1,500
Goodwill and other intangible assets	405	426
Deferred income taxes	1	1
Investments	10	13
Other assets	107	74

Total assets	$3,592	$3,103

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	122	130
Deferred income taxes	28	28
Accounts payable and accrued liabilities	631	516

Total current liabilities	$781	$674

Non-current liabilities	126	123
Long-term debt	514	519
Deferred income taxes	221	133
Minority interest in subsidiaries	21	21
Redeemable common stock (500,000 shares issued and outstanding at June 30, 2008 and December 31, 2007) stated at redemption value	23	19
Share-based payments subject to redemption	8	9

Stockholders’ equity
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 74,819,774 shares issued at June 30, 2008 and December 31, 2007	1	1
Additional paid in capital	1,074	1,082
Less: Treasury stock (common stock; 950,281 and 1,568,996 shares at June 30, 2008 and December 31, 2007, respectively) at cost	(35)	(57)
Accumulated other comprehensive income (loss)	50	(115)
Retained earnings	808	694

Total stockholders’ equity	$1,898	$1,605

Total liabilities and equity	$3,592	$3,103

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30,
( In millions )	2008	2007
Cash provided by operating activities:
Net income	$133	$101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	65	62
Decrease (increase) in trade working capital	37	(101)
Other	(2)	5

Cash provided by operating activities	233	67

Cash used for investing activities:
Capital expenditures, net of proceeds on disposal	(105)	(69)
Payments for acquisition (net of cash acquired of $7)	—	(59)
Other	5	1

Cash used for investing activities	(100)	(127)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	(10)	331
Issuances (repurchases) of common stock, net	10	5
Dividends paid (including to minority interest shareholders)	(20)	(16)
Excess tax benefit on share-based compensation	3	3
Other	—	1

Cash provided by (used for) financing activities	(17)	324

Effect of foreign exchange rate changes on cash	1	1

Increase in cash and cash equivalents	117	265
Cash and cash equivalents, beginning of period	175	131

Cash and cash equivalents, end of period	$292	$396

Corn Products International, Inc.
Supplemental Financial Information
(Unaudited)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
(Dollars in millions)	2008	2007	%	2008	2007	%
Net Sales
North America	$609.3	$533.7	14%	$1,146.2	$1,001.4	14%
South America	297.6	218.5	36%	569.6	418.9	36%
Asia/Africa	121.6	104.8	16%	243.6	198.5	23%

Total	$1,028.5	$857.0	20%	$1,959.4	$1,618.8	21%

Operating Income
North America	$85.5	$68.4	25%	$160.8	$129.5	24%
South America	36.5	25.9	41%	68.7	50.9	35%
Asia/Africa	12.7	11.7	9%	25.6	26.0	(2%)
Corporate	(18.9)	(15.4)	23%	(32.5)	(28.1)	16%

Total	$115.8	$90.6	28%	$222.6	$178.3	25%

II. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the quarters ended June 30, 2008 and 2007, were $57 million and $37 million, respectively. Capital expenditures for the full year 2008 are estimated to be in the range of $200 million to $250 million.

III. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at June 30, 2008 and December 31, 2007 are as follows:
Total Debt to Capitalization Percentage

	June 30,	December 31,
(Dollars in millions)	2008	2007
Short-term debt	$122	$130
Long-term debt	514	519

Total debt (a)	$636	$649

Deferred income tax liabilities	221	133
Minority interest in subsidiaries	21	21
Redeemable common stock	23	19
Share-based payments subject to redemption	8	9
Stockholders’ equity	1,898	1,605

Total capital	$2,171	$1,787

Total debt and capital (b)	$2,807	$2,436

Debt to capitalization percentage (a/b)	22.7%	26.6%